EXHIBIT 99.1

WAIVER AND SECOND MODIFICATION
TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Waiver and Second Modification to Second Amended and Restated Loan and Security Agreement (this “Modification”) is entered into as of July 30, 2012, by and between Silicon Valley Bank (“Bank”) and Concurrent Computer Corporation, a Delaware corporation (“Borrower”) whose address is 4375 River Green Parkway, Duluth, Georgia 30096.

Recitals

A.            Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of March 31, 2010, as amended by that certain Waiver and First Modification to Second Amended and Restated Loan and Security Agreement dated as of June 28, 2011 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Section 7.7 of the Loan Agreement prohibits the payment of cash dividends.

D.            Borrower has requested that Bank amend the Loan Agreement to specifically permit the payment of quarterly cash dividends, subject to the terms and conditions contained herein.

E.            Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.            Definitions.  Capitalized terms used but not defined in this Modification shall have the meanings given to them in the Loan Agreement.

2.            Modification to Loan Agreement.

2.1           Section 7.7 (Investments; Distributions).  Section 7.7 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

7.7           Investments; Distributions.  (a) Directly or indirectly make any Investment other than Permitted Investments and Investments in Subsidiaries, net of returns on Investments received from Subsidiaries, not to exceed $1,000,000 during any fiscal year, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may pay quarterly cash dividends, as approved by Borrower’s board of directors from time to time, so long as an Event of Default does not exist at the time of declaration or payment of any such cash dividend and would not exist after giving effect to such cash dividend, provided such cash dividends do not exceed in the aggregate of $3,000,000 per fiscal year; (iv) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $500,000 per fiscal year; and (v) Borrower may repurchase shares of its common stock  provided that (i) such repurchases are made at a price not more than the market price of such stock, (ii) at the time of each such repurchase, and after giving effect thereto, there shall be no Event of Default and (iii) the aggregate amount paid for such repurchases does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

3.            Limitation of Modification.

3.1           The modification set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2           This Modification shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.            Integration.  This Modification and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Modification and the Loan Documents merge into this Modification and the Loan Documents.

5.            Counterparts.  This Modification may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.            Effectiveness.  This Modification shall be deemed effective upon (a) the due execution and delivery to Bank of this Modification by each party hereto, and (b) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Modification.

[signature page follows]

In Witness Whereof, the parties hereto have caused this Modification to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Concurrent Computer Corporation

By:	/s/ Andrew A. Rico	By:	/s/ Emory O. Berry
Name:	Andrew A. Rico	Name:	Emory O. Berry
Title:	Senior Vice President	Title:	CFO & EVP Operations